EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TWEETER HOME ENTERTAINMENT GROUP, INC.

Pursuant to Section 303 of the
General Corporation Law of the State of Delaware

Tweeter Home Entertainment Group, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST:  Article I of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE I

NAME

The name of the corporation is TWTR, Inc.

SECOND:  The foregoing amendment was duly adopted in accordance with Section 303 of the General Corporation Law of the State of Delaware and the Order (1) Approving Sale of Substantially All of Debtors' Assets Free and Clear of All Liens, Claims, Interest and Encumbrances; (2) Approving Assumption and Assignment of Certain Contracts and Leases; and (3) Granting Related Relief entered by the United States Bankruptcy Court for the District of Delaware on July 13, 2007.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed in its corporate name this 16th day of January, 2008.

TWEETER HOME ENTERTAINMENT GROUP, INC.

By:	/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Title: Chief Restructuring Officer